Exhibit 99.1
November 4, 2020
USD Partners LP Announces Third Quarter 2020 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three and nine months ended September 30, 2020. Financial highlights with respect to the third quarter of 2020 include the following:
•Generated Net Cash Provided by Operating Activities of $16.6 million, Adjusted EBITDA(1) of $15.6 million and Distributable Cash Flow(1) of $13.6 million
•Reported Net Income of $6.2 million
•Declared a quarterly cash distribution of $0.111 per unit ($0.444 per unit on an annualized basis) with almost 4.5x Distributable Cash Flow Coverage

“We are pleased to report a successful third quarter for the Partnership,” said Dan Borgen, the Partnership’s Chief Executive Officer. “We continue to focus on optimizing our operations and increasing the strength of the Partnership’s liquidity position. Since reducing our distribution in the first quarter, the Partnership has paid down $19 million on its Revolver, which is trending higher than our previously-stated guidance to de-lever by approximately $20-$25 million on an annualized basis.”
“Also, we remain excited about our Sponsor’s previously announced diluent recovery unit (“DRU”) project, which is progressing on schedule. Our Sponsor has commenced construction on the project, as well as on the destination terminal in Port Arthur, Texas, and expects that both will be placed into service in the second quarter of 2021. In addition, all material regulatory permits and financing sources have been secured for the DRU and Port Arthur terminal. As a reminder, once the DRU and Port Arthur projects are complete, approximately 32% of the Partnership’s Hardisty terminal’s capacity will be automatically extended under a long-term committed agreement through mid-2031 with a strong investment grade customer. We look forward to keeping the market updated as things continue to develop, and especially with regards to our commercial discussions with other potential producer and refiner customers to secure long-term, take-or-pay agreements at the Partnership’s Hardisty terminal in support of future expansions of capacity at the DRU,” added Mr. Borgen.
Partnership’s Third Quarter 2020 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.
The Partnership’s operating results for the third quarter of 2020 relative to the same quarter in 2019 were primarily influenced by higher revenue at its Stroud terminal during the quarter due to higher rates that are based on crude oil index pricing differentials coupled with higher revenue at its Hardisty terminal associated with increased rates in some of the Partnership’s contracts. Lower revenue at the Partnership’s Casper terminal resulting from the conclusion of a customer agreement in August 2019 partially offset the higher revenue at Stroud and Hardisty during the quarter.

(1) The Partnership presents both GAAP and non-GAAP financial measures in this press release to assist in understanding the Partnership’s liquidity and ability to fund distributions. See “Non-GAAP Financial Measures” on page 4 and reconciliations of Net Cash Provided by Operating Activities, the most directly comparable GAAP measure, to Adjusted EBITDA and Distributable Cash Flow on page 9 of this press release.

The Partnership experienced lower operating costs during the third quarter of 2020 as compared to the third quarter of 2019 due primarily to lower subcontracted rail services costs associated with lower throughput during the quarter and lower operating and maintenance costs associated with an agreement that the Partnership entered into in the third quarter of 2019 with the Hardisty South facility owned by the Partnership’s Sponsor to provide terminalling services for the contracted throughput that exceeded the Hardisty terminal’s transloading capacity. Under this arrangement, the Partnership incurred operating costs payable to the Partnership’s Sponsor representing the same rate, on a per barrel basis, that the Partnership received in revenue for such contracted throughput. The lower operating costs were partially offset by higher pipeline fees associated with the increased revenue at the Hardisty terminal.
Net income for the quarter increased as compared to the third quarter of 2019, primarily as a result of the operating factors discussed above coupled with lower interest expense incurred resulting from lower interest rates during the quarter and foreign currency transaction gains. This was partially offset by a higher non-cash loss associated with the Partnership’s interest rate derivative instrument.
In September 2020, the Partnership terminated its existing interest rate collar and simultaneously entered into a new interest rate swap that was made effective as of August 2020. The new interest rate swap is a five-year contract with a $150 million notional value that fixes the Partnership’s one-month LIBOR to 0.84% for the notional value of the swap agreement instead of the variable rate that the Partnership pays under its Credit Agreement. The swap settles monthly through the termination date in August 2025.
Net Cash Provided by Operating Activities for the quarter increased by 14% relative to the third quarter of 2019, primarily due to the operating factors discussed above and the general timing of receipts and payments of accounts receivable, accounts payable and deferred revenue balances.
Adjusted EBITDA and Distributable Cash Flow (“DCF”) increased by 12% and 29%, respectively, for the quarter relative to the third quarter of 2019. The increase in Adjusted EBITDA was primarily a result of the operating factors discussed above. DCF was also impacted by a decrease in cash paid for interest, income taxes and maintenance capital expenditures during the quarter.
As of September 30, 2020, the Partnership had approximately $7 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $176 million on its $385 million senior secured credit facility, subject to the Partnership’s continued compliance with financial covenants. Pursuant to the terms of the Partnership’s Credit Agreement, the Partnership’s borrowing capacity is currently limited to 4.5 times its trailing 12-month consolidated EBITDA, as defined in the Credit Agreement. As such, the Partnership’s available borrowings under the senior secured credit facility, including unrestricted cash and cash equivalents, was approximately $44 million as of September 30, 2020. The Partnership was in compliance with its financial covenants, as of September 30, 2020.
On October 22, 2020, the Partnership declared a quarterly cash distribution of $0.111 per unit ($0.444 per unit on an annualized basis), the same amount as distributed in the prior quarter. The distribution is payable on November 13, 2020, to unitholders of record at the close of business on November 3, 2020.
During the second and third quarters of 2020, the Partnership made net repayments of $6 million and $9 million, respectively, of the outstanding balance of its revolving credit facility. In addition, the Partnership has repaid an additional $4 million subsequent to the end of the third quarter of 2020.

Third Quarter 2020 Conference Call Information
The Partnership will host a conference call and webcast regarding third quarter 2020 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, November 5, 2020.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 7506289. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 7506289. In addition, a replay of the audio webcast will be available by accessing the Partnership’s website after the call is concluded.
About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USD”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies, refiners and marketers. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.
USD, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USD solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USDG, along with its partner Gibson Energy, Inc., is pursuing long-term solutions to transport heavier grades of crude oil produced in Western Canada through the construction of a Diluent Recovery Unit at the Hardisty terminal, which is expected to be placed into service in the second quarter of 2021. USDG is also currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release is not part of this release.

Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and
•the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the amount of cash available for making distributions to the Partnership’s unitholders;
•the excess cash flow being retained for use in enhancing the Partnership’s existing business; and
•the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor’s understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies. Reconciliations of Net Cash Provided by Operating Activities to Adjusted EBITDA and DCF are presented on page 9 of this press release.
Contact:
Adam Altsuler
Senior Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USD to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership and USD to develop existing and future additional projects and expansion opportunities (including successful completion of USD’s DRU) and whether those projects and opportunities developed by USD would be made available for acquisition, or acquired, by the Partnership; volumes at, and demand for, the Partnership’s terminals; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “expect,” “plan,” “intent,” “believes,” “projects,” “begin,” “anticipates,” “subject to” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the impact of the novel coronavirus (COVID-19) pandemic and related economic downturn and changes in general economic conditions and commodity prices, as well as those factors set forth under the heading “Risk Factors” and elsewhere in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission (many of which may be amplified by the COVID-19 pandemic and the recent significant reductions in demand for and prices of crude oil, natural gas and natural gas liquids). The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USD Partners LP
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2020 and 2019
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(in thousands)
Revenues
Terminalling services	$28,905	$23,709	$75,449	$63,437
Terminalling services — related party	1,041	4,459	8,929	15,622
Fleet leases — related party	984	984	2,951	2,951
Fleet services	51	50	152	158
Fleet services — related party	227	227	682	682
Freight and other reimbursables	64	272	750	973
Freight and other reimbursables — related party	65	193	66	254
Total revenues	31,337	29,894	88,979	84,077
Operating costs
Subcontracted rail services	2,300	3,689	8,433	10,953
Pipeline fees	5,936	5,411	17,678	15,374
Freight and other reimbursables	129	465	816	1,227
Operating and maintenance	2,299	2,481	7,944	8,202
Operating and maintenance — related party	2,102	2,471	6,194	2,471
Selling, general and administrative	2,510	2,940	8,310	8,139
Selling, general and administrative — related party	1,735	1,406	5,563	6,081
Goodwill impairment loss	—	—	33,589	—
Depreciation and amortization	5,430	5,300	16,055	15,317
Total operating costs	22,441	24,163	104,582	67,764
Operating income (loss)	8,896	5,731	(15,603)	16,313
Interest expense	2,045	3,005	7,040	9,174
Loss associated with derivative instruments	1,200	220	4,405	1,966
Foreign currency transaction loss (gain)	(246)	35	812	237
Other income, net	(33)	(49)	(876)	(52)
Income (loss) before income taxes	5,930	2,520	(26,984)	4,988
Provision for (benefit from) income taxes	(307)	414	(626)	612
Net income (loss)	$6,237	$2,106	$(26,358)	$4,376

USD Partners LP
Consolidated Statements of Cash Flows
For the Three and Nine Months Ended September 30, 2020 and 2019
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(in thousands)

Cash flows from operating activities:
Net income (loss)	$6,237	$2,106	$(26,358)	$4,376
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,430	5,300	16,055	15,317
Loss associated with derivative instruments	1,200	220	4,405	1,966
Settlement of derivative contracts	(342)	—	(631)	1
Unit based compensation expense	1,644	1,537	4,909	4,533
Deferred income taxes	(722)	104	(1,263)	(299)
Other	208	208	622	915
Goodwill impairment loss	—	—	33,589	—
Changes in operating assets and liabilities:
Accounts receivable	202	1,704	892	1,511
Accounts receivable — related party	(12)	(383)	(758)	(1,054)
Prepaid expenses and other assets	268	1,546	(1,303)	72
Other assets — related party	(389)	(369)	(899)	(329)
Accounts payable and accrued expenses	536	(2,463)	(609)	(411)
Accounts payable and accrued expenses — related party	9	2,472	(78)	2,429
Deferred revenue and other liabilities	2,372	2,661	6,218	5,590
Deferred revenue — related party	(7)	5	(1,031)	(462)
Net cash provided by operating activities	16,634	14,648	33,760	34,155
Cash flows from investing activities:
Additions of property and equipment	(18)	(4,395)	(395)	(7,072)
Net cash used in investing activities	(18)	(4,395)	(395)	(7,072)
Cash flows from financing activities:
Distributions	(3,183)	(10,477)	(17,020)	(30,994)
Payments for deferred financing costs	—	—	—	(7)
Vested phantom units used for payment of participant taxes	(1)	(5)	(1,789)	(1,826)
Proceeds from long-term debt	2,000	8,000	12,000	28,000
Repayments of long-term debt	(11,000)	(8,000)	(23,000)	(21,000)
Other financing activities	—	—	—	(13)
Net cash used in financing activities	(12,184)	(10,482)	(29,809)	(25,840)
Effect of exchange rates on cash	(145)	(108)	293	497
Net change in cash, cash equivalents and restricted cash	4,287	(337)	3,849	1,740
Cash, cash equivalents and restricted cash – beginning of period	10,246	14,460	10,684	12,383
Cash, cash equivalents and restricted cash – end of period	$14,533	$14,123	$14,533	$14,123

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2020	2019
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$6,928	$3,083
Restricted cash	7,605	7,601
Accounts receivable, net	4,346	5,313
Accounts receivable — related party	2,508	1,778
Prepaid expenses	1,529	1,915
Other current assets	1,189	954
Other current assets — related party	35	343
Total current assets	24,140	20,987
Property and equipment, net	139,745	147,737
Intangible assets, net	64,644	74,099
Goodwill	—	33,589
Operating lease right-of-use assets	10,956	11,804
Other non-current assets	3,571	1,335
Other non-current assets — related party	1,227	15
Total assets	$244,283	$289,566

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$2,214	$3,087
Accounts payable and accrued expenses — related party	384	465
Deferred revenue	5,607	6,104
Deferred revenue — related party	410	1,482
Operating lease liabilities, current	5,371	4,649
Other current liabilities	5,495	3,150
Total current liabilities	19,481	18,937
Long-term debt, net	207,273	217,651
Deferred income tax liabilities, net	10	458
Operating lease liabilities, non-current	5,685	7,386
Other non-current liabilities	12,111	4,078
Total liabilities	244,560	248,510
Commitments and contingencies
Partners’ capital
Common units	(1,070)	61,013
Subordinated units	—	(22,597)
General partner units	1,836	2,767
Accumulated other comprehensive loss	(1,043)	(127)
Total partners’ capital	(277)	41,056
Total liabilities and partners’ capital	$244,283	$289,566

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three and Nine Months Ended September 30, 2020 and 2019
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(in thousands)

Net cash provided by operating activities	$16,634	$14,648	$33,760	$34,155
Add (deduct):
Amortization of deferred financing costs	(208)	(208)	(622)	(865)
Deferred income taxes	722	(104)	1,263	299
Changes in accounts receivable and other assets	(69)	(2,498)	2,068	(200)
Changes in accounts payable and accrued expenses	(545)	(9)	687	(2,018)
Changes in deferred revenue and other liabilities	(2,365)	(2,666)	(5,187)	(5,128)
Interest expense, net	2,036	2,983	7,004	9,133
Provision for (benefit from) income taxes	(307)	414	(626)	612
Foreign currency transaction loss (gain) (1)	(246)	35	812	237
Other income	—	(27)	—	(69)
Non-cash deferred amounts (2)	(16)	1,435	1,540	1,545
Adjusted EBITDA	15,636	14,003	40,699	37,701
Add (deduct):
Cash paid for income taxes	(190)	(297)	(623)	(904)
Cash paid for interest	(1,880)	(3,045)	(6,837)	(8,860)
Maintenance capital expenditures	(16)	(131)	(130)	(176)
Distributable cash flow	$13,550	$10,530	$33,109	$27,761

(1)	Represents foreign exchange transaction amounts associated with activities between the Partnership’s U.S. and Canadian subsidiaries.
(2)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the Partnership’s customer contracts and deferred revenue associated with deficiency credits that are expected to be used in the future prior to their expiration. Amounts presented are net of the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue.